UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 17, 2003

BRIAZZ, INC.

(Exact name of registrant as specified in its charter)

Washington	000-32527	91-1672311
(Jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3901 7th Avenue South, Suite 200
Seattle, Washington 98108-5206

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (206) 467-0994

Not Applicable

(Former name or address, if changed since last report)

Item 4.   Changes in Registrant's Certifying Public Accountant

On December 17, 2003, Briazz, Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC”) as the independent accountants for the Company, advising PwC that the Audit Committee of the Company’s Board of Directors approved the selection of Grant Thornton LLC as the independent accountants of the Company on December 17, 2003.

The reports of PwC on the Company’s financial statements for the years ended December 29, 2002 and December 30, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle, except that the report issued by PwC in connection with the Company’s financial statements for the these years included an explanatory paragraph that contained a reference to the substantial doubt that existed regarding the Company’s ability to continue as a going concern.

In connection with its audits of the Company’s financial statements as of December 29, 2002 and December 30, 2001 and for the years then ended and through December 17, 2003, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the Company’s financial statements for such years.

Other than as noted in the next paragraph, during the years ended December 29, 2002 and December 30, 2001 and through December 17, 2003, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

On May 13, 2003, PwC advised management and the Audit Committee that a reportable condition existed. This reportable condition was the result of a significant deficiency as defined in Statement on Auditing Standards No. 60, Communication of Internal Control Related Matters Noted in an Audit. Management and the Audit Committee have considered this communication and steps are being taken to address the points raised. These steps include increasing the amounts and frequencies of account reconciliations, the hiring of qualified external financial consultants to evaluate and recommend enhancements to the Company’s internal control system and a closer monitoring of the Company’s financial results by the Audit Committee of the Board of Directors. In addition, the Company has implemented a more formal budgeting process that allows for more effective monitoring of the Company’s operations and financial results. PwC has informed the Company that the existence of the reportable condition means internal controls necessary to develop reliable financial statements did not exist at that time.

The Company requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements.

Item 7.  Financial Statements and Exhibits

**Exhibit No. 16, Letter from Certifying Accountants, to be filed by amendment**

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

BRIAZZ, INC.

Date: December 24, 2003
/s/ Milton Liu
Milton Liu Chief Executive Officer